Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Fourth Quarter Fiscal 2015 Results

RACINE, WI, May 28, 2015 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter  ended March 31, 2015.  Highlights and year-over-year comparisons include:

•	Sales down 7 percent for the quarter, up 2 percent on a constant currency basis;
•	Fourth quarter operating income of $5.2 million and a loss per share of $0.07;
•	Adjusted operating income of $17.2 million for the quarter, up 27 percent, and $65.2 million for the fiscal year, up 6 percent;
•	Adjusted earnings per share of $0.12 for the quarter and $0.63 for the fiscal year.

“This was a solid quarter with year-over-year improvements in gross margin and adjusted operating income,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We achieved these results in the face of significant market and currency headwinds.”

Fourth Quarter Financial Results

Sales in the fourth quarter of fiscal 2015 were down $27.6 million, or 7 percent, from the fourth quarter of fiscal 2014.  The decrease was primarily due to the strengthening of the U.S. dollar, which negatively impacted sales by $36 million as compared to the prior year.  On a constant currency basis, sales were up 2 percent.  Gross profit increased $0.4 million, and gross margin improved 140 basis points to 17.3 percent led by improvements in our North America and Building HVAC segments.  Selling, general and administrative (SG&A) expenses remained flat from the prior year, as favorable currency impacts were offset by a $3.2 million reserve recorded by our South America segment related to a legal matter in Brazil.  During the fourth quarter, the company recorded a $7.8 million impairment charge related to goodwill in South America and $1.0 million of restructuring expenses in North America, Europe and South America.  Excluding the impairment charge, restructuring expenses, and the Brazil legal reserve, the company reported adjusted operating income of $17.2 million, up $3.7 million from the prior year.  Adjusted earnings per share of $0.12 were down $0.03 from the fourth quarter of the prior year due to higher income tax expense in the current year.  Our income tax expense increased this year due to the reversal of U.S. tax valuation allowances in the fourth quarter of the prior year.

Free cash flow in the quarter was $7.8 million.  Net debt was $78.2 million at March 31, 2015, an increase of $1.0 million from the end of fiscal 2014. Cash and cash equivalents at the end of the fourth quarter were $70.5 million.

Fourth Quarter Segment Results

North America segment sales increased 1 percent to $146.2 million compared with $145.1 million one year ago.  The increase was driven primarily by higher sales to commercial vehicle and automotive customers, partially offset by lower sales to off-highway customers.  Operating income increased $7.6 million to $15.0 million compared with the prior year, due primarily to lower warranty, compensation-related, restructuring and impairment expenses.  The company recorded $0.4 million of restructuring charges during the quarter relating to the closure of the McHenry, Illinois manufacturing facility as compared with $2.4 million of restructuring and impairment charges in the prior year.

Europe segment sales decreased 14 percent to $136.0 million compared with $158.8 million in the prior year, driven primarily by a $29.9 million negative currency impact during the quarter.  On a constant currency basis, sales grew 5 percent as compared with the prior year.  This growth was primarily due to higher sales to automotive and commercial vehicle customers, partially offset by lower sales to off-highway customers and lower tooling sales.  Operating income improved $1.2 million compared with the fourth quarter of the prior year, primarily due to a $4.1 million decrease in restructuring expenses.  Positive impacts from higher sales volume and lower warranty costs were more than offset by higher material costs, unfavorable sales mix and lower profits on tooling sales.

South America segment sales decreased 31 percent to $20.0 million compared with $29.1 million one year ago.  On a constant currency basis, sales decreased 17 percent, due primarily to lower sales to off-highway, commercial vehicle and aftermarket customers as economic conditions in Brazil continue to be weak.  The segment reported an $11.1 million operating loss, which included a $7.8 million charge for the write off of goodwill, a $3.2 million reserve related to a legal matter in Brazil, and $0.3 million of restructuring expenses.

Asia segment sales increased 7 percent to $21.2 million compared with $19.9 million one year ago as higher sales to automotive customers in China and higher sales across all end markets in India were partially offset by lower sales to off-highway customers in China and Korea. The segment reported operating income of $0.4 million, a $1.7 million improvement from the prior year.  This improvement was primarily the result of the higher sales volume and lower SG&A expenses.

Building HVAC segment sales increased 4 percent to $43.8 million compared with $42.3 million one year ago.  On a constant currency basis, sales grew 7 percent as compared with the prior year.  This increase was primarily due to continued strength in the North American heating and ventilation markets.  Operating income of $2.9 million was up $1.0 million from the prior year on the higher sales volume.

Full Year Fiscal 2015 Overview

“I am pleased with our fiscal year results,” Burke commented.  “Despite challenging markets and negative currency impacts, we improved our gross margin, generated earnings growth and delivered earnings within the guidance provided at this time last year.  We continue to focus on improving our cost structure and operating scale production facilities around the world.”

In fiscal 2015, sales increased 1 percent to $1,496.4 million.  On a constant currency basis, sales were up 4 percent as compared with the prior year.  Gross margin increased 40 basis points to 16.5 percent, primarily due to the impact of the higher sales volume and the favorable impact of lower warranty costs.  The company recorded a $7.8 million goodwill impairment charge, $4.7 million of restructuring expenses and a $3.2 million gain on the sale of a wind tunnel during the fiscal year.  The higher sales and gross margin resulted in adjusted operating income of $65.2 million, an increase of $3.9 million, or 6 percent, as compared with fiscal 2014.  Adjusted earnings per share in fiscal 2015 were $0.63, compared with $0.73 in fiscal 2014.  The decrease was primarily driven by higher income tax expense in the current year resulting from the reversal of U.S. tax valuation allowances in the prior year.

Free cash flow in fiscal 2015 was $16.0 million, a decrease of $44.3 million from the prior year. This was primarily driven by higher working capital as compared to the prior year, including the timing of incentive compensation payments and customer-owned tooling reimbursements.

Outlook

“We anticipate that fiscal 2016 will be a challenging year for revenue growth with the current economic conditions in Brazil and China, along with limited growth in many of our larger end markets,” Burke commented.  “However, our restructuring actions are generating savings that we expect will result in an increase in adjusted operating income and adjusted earnings per share.”

Based on current exchange rates and market outlook, Modine provides the following guidance for fiscal 2016:

•	Full fiscal year-over-year sales flat to down 5 percent, or up 1 to 6 percent on a constant currency basis;
•	Adjusted operating income of $65 million to $70 million, including approximately $3 million of negative year-over-year currency impacts; and
•	Adjusted earnings per share of $0.75 to $0.82.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 28 , 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2015 fourth quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after May 28, 2015.  A call-in replay will be available through midnight on June 2, 2015, at 855.859.2056, (international replay 404.537.3406); Conference ID# 43067339.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after June 2, 2015.

About Modine

Modine, with fiscal 2015 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2014 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, September 30, 2014 and December 31, 2014.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s restructuring activities in our North America, Europe, and South America segments, including the upcoming activities associated with the closure of Modine’s facility in Washington, Iowa; the overall health and price-down focus of Modine’s customers, particularly in light of some remaining market challenges; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with Airedale’s operations in temporary sites, timely, continued recovery of insurance proceeds, and disruptions associated with Airedale’s relocation into its rebuilt facility; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in Western Europe, Russia and North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other unusual or infrequently occurring gains or charges.  In addition, diluted earnings per share are adjusted for the impact of significant changes in income tax valuation allowances.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring expenses.   This is a measure of cash generated from operations, excluding payments for restructuring expenses, during the period that is available for strategic capital decisions.

- Financial tables follow –

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2015	2014	2015	2014
Net sales	$363.0	$390.6	$1,496.4	$1,477.6
Cost of sales	300.3	328.3	1,249.9	1,239.4
Gross profit	62.7	62.3	246.5	238.2
Selling, general & administrative expenses	48.7	48.8	184.5	181.7
Restructuring expenses	1.0	5.6	4.7	16.1
Impairment charges	7.8	1.2	7.8	3.2
Gain on sale of wind tunnel	-	-	(3.2)	-
Operating income	5.2	6.7	52.7	37.2
Interest expense	(2.8)	(3.0)	(11.7)	(12.4)
Other income (expense) - net	0.5	-	0.2	(0.8)
Earnings from continuing operations before income taxes	2.9	3.7	41.2	24.0
(Provision) benefit for income taxes	(5.9)	116.0	(19.0)	107.9
Earnings (loss) from continuing operations	(3.0)	119.7	22.2	131.9
Earnings from discontinued operations, net of income taxes	-	-	0.6	-
Net earnings (loss)	(3.0)	119.7	22.8	131.9
Net earnings attributable to noncontrolling interest	(0.2)	(0.3)	(1.0)	(1.5)
Net earnings (loss) attributable to Modine	$(3.2)	$119.4	$21.8	$130.4

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted:	$(0.07)	$2.49	$0.44	$2.72
Net earnings (loss) per share attributable to Modine shareholders - diluted:	$(0.07)	$2.49	$0.45	$2.72

Weighted average shares outstanding - diluted:	47.2	47.7	47.8	47.6

Condensed consolidated balance sheets (unaudited)

(In millions)
	March 31, 2015	March 31, 2014
Assets
Cash and cash equivalents	$70.5	$87.2
Trade receivables	192.9	221.1
Inventories	107.7	116.8
Deferred income taxes	13.4	13.0
Other current assets	79.7	60.7
Total current assets	464.2	498.8
Property, plant and equipment - net	322.1	359.6
Deferred income taxes	102.7	98.6
Other noncurrent assets	42.6	75.3
Total assets	$931.6	$1,032.3

Liabilities and shareholders' equity
Debt due within one year	$19.1	$33.2
Accounts payable	152.0	171.1
Other current liabilities	140.1	152.9
Total current liabilities	311.2	357.2
Long-term debt	129.6	131.2
Other noncurrent liabilities	130.2	115.3
Total liabilities	571.0	603.7
Total equity	360.6	428.6
Total liabilities & equity	$931.6	$1,032.3

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Twelve months ended March 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$22.8	$131.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51.6	58.1
Insurance proceeds from Airedale fire	12.9	16.9
Gain on sale of wind tunnel	(3.2)	-
Impairment charges	7.8	3.2
Deferred income taxes	5.9	(116.1)
Other - net	6.7	8.9
Net changes in operating assets and liabilities	(41.0)	1.6
Net cash provided by operating activities	63.5	104.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(58.3)	(53.1)
Insurance proceeds from Airedale fire	12.2	20.7
Costs to replace building and equipment damaged in Airedale fire	(16.7)	(4.2)
Proceeds from dispositions of assets	7.6	2.9
Acquisition - net of cash acquired	-	(7.8)
Other - net	(2.0)	-
Net cash used for investing activities	(57.2)	(41.5)

Cash flows from financing activities:
Net (decrease) increase in debt	(14.5)	0.2
Other - net	(0.1)	(1.7)
Net cash used for financing activities	(14.6)	(1.5)

Effect of exchange rate changes on cash	(8.4)	1.9

Net (decrease) increase in cash and cash equivalents	(16.7)	63.4

Cash and cash equivalents - beginning of period	87.2	23.8

Cash and cash equivalents - end of period	$70.5	$87.2

Segment operating results (unaudited)

				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2015	2014	2015	2014
Net sales:
North America	$146.2	$145.1	$573.5	$568.7
Europe	136.0	158.8	578.2	584.4
South America	20.0	29.1	93.9	122.7
Asia	21.2	19.9	81.2	71.5
Building HVAC	43.8	42.3	186.3	146.5
Segment net sales	367.2	395.2	1,513.1	1,493.8
Corporate and eliminations	(4.2)	(4.6)	(16.7)	(16.2)
Net sales	$363.0	$390.6	$1,496.4	$1,477.6

Operating income (loss):
North America (a)	$15.0	$7.4	$45.9	$42.1
Europe (a)	4.8	3.6	25.7	9.6
South America (a)	(11.1)	1.3	(12.3)	7.5
Asia	0.4	(1.3)	0.3	(3.3)
Building HVAC (a)	2.9	1.9	19.1	9.4
Segment operating income	12.0	12.9	78.7	65.3
Corporate and eliminations	(6.8)	(6.2)	(26.0)	(28.1)
Operating income	$5.2	$6.7	$52.7	$37.2

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring and other unusual items recorded within these segments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2015	2014	2015	2014
Operating income	$5.2	$6.7	$52.7	$37.2
Restructuring expenses (b)	1.0	5.6	4.7	16.1
Accelerated depreciation - Europe (c)	-	-	-	4.3
Impairment charges (d)	7.8	1.2	7.8	3.2
Gain on sale of wind tunnel - Europe	-	-	(3.2)	-
Brazil legal reserve (e)	3.2	-	3.2	-
Loss from Airedale fire - Building HVAC (f)	-	-	-	0.5
Adjusted operating income	$17.2	$13.5	$65.2	$61.3

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted	$(0.07)	$2.49	$0.44	$2.72
U.S. tax valuation allowance reversal (a)	-	(2.49)	-	(2.50)
Restructuring expenses (b)	0.01	0.12	0.08	0.34
Accelerated depreciation - Europe (c)	-	-	-	0.09
Impairment charges (d)	0.11	0.03	0.11	0.07
Gain on sale of wind tunnel - Europe	-	-	(0.07)	-
Brazil legal reserve (e)	0.07	-	0.07	-
Loss from Airedale fire - Building HVAC (f)	-	-	-	0.01
Adjusted earnings per share	$0.12	$0.15	$0.63	$0.73

(a)	On March 31, 2014, the Company reversed the valuation allowance on certain U.S. deferred tax assets, and as a result, recorded an income tax benefit of $119.2 million during the fourth quarter of fiscal 2014.

(b)	Restructuring expenses primarily relate to equipment transfer, plant consolidation and employee severance-related costs in Europe, North America and South America.

(c)	Accelerated depreciation, which was reported in cost of sales, related to production equipment that is no longer used because of manufacturing process changes in Germany.

(d)	Goodwill impairment charge in South America recorded during the fourth quarter of fiscal 2015, primarily due to the weak economic environment in Brazil.
Impairment charges during fiscal 2014 related to write-downs of property, plant and equipment in Europe and North America.

(e)	Reserve recorded in South America during the fourth quarter of fiscal 2015 associated with a formal administrative investigation under Brazil’s antitrust laws.

(f)	Losses and costs incurred as a result of the Airedale fire, which were not reimbursed by the Company's insurance provider, primarily related to the write-off of certain assets (leasehold improvements) destroyed by the fire.

There was no income tax impact related to restructuring expenses, accelerated depreciation, gain on sale of wind tunnel or impairment charges during periods in which income tax valuation allowances were recorded in the U.S. (fiscal 2014) or Germany (fiscal 2015 and 2014).

Net debt (unaudited)
		(In millions)
	March 31, 2015	March 31, 2014
Debt due within one year	$19.1	$33.2
Long-term debt	129.6	131.2
Total debt	148.7	164.4

Less: cash and cash equivalents (a)	70.5	87.2
Net debt	$78.2	$77.2

(a)	Cash and cash equivalents as of March 31, 2015 and 2014, included $13.1 million and $16.8 million, respectively, of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)
				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$19.4	$17.8	$63.5	$104.5
Expenditures for property, plant and equipment	(16.4)	(17.1)	(58.3)	(53.1)
Payments for restructuring expenses	4.8	4.6	10.8	8.9
Free cash flow	$7.8	$5.3	$16.0	$60.3

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com